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EXHIBIT 1



                             GRAFF PAY-PER-VIEW INC.

                      1995 RESTRICTED STOCK INCENTIVE PLAN


1.       PURPOSE

The purpose of the Graff Pay-Per-View Inc. Restricted Stock Incentive Plan ("Plan") is to benefit Graff Pay-Per-View Inc. ("GPPV") and its majority-owned subsidiaries and affiliated entities (collectively referred to as the "Company"). The Plan provides for the award of shares of common stock, $.01 par value, of GPPV (the "Common Stock") to those officers and key employees of the Company who make substantial contributions to the Company by their ability, loyalty, industry and invention. The Company intends that the Plan will thereby facilitate securing, retaining and motivating management employees of high caliber and potential.


2.       ADMINISTRATION

The Plan will be administered by the Company's Compensation Committee ("Committee"), whose current members are Marvin Small and Dean Ericson, both of whom are nonemployee directors of the Company and therefore ineligible to personally receive an award under the Plan or any other similar plan of the Company. Without limiting the foregoing, the Committee shall have full and final discretion to interpret the provisions of the Plan; to decide all questions of fact arising from its application; to adopt rules governing its execution and administration; to determine the employees to whom awards will be made under the Plan; to determine the size and terms of each such award; to determine the time when awards will be granted; and to make all other determinations necessary or advisable for the administration of the Plan.


3.       EXPENSES TO ADMINISTER PLAN

All costs and expenses incurred in the operation and administration of this Plan will be borne by the Company.

4.       SHARES SUBJECT TO PLAN

The shares that will be issued under the Plan will not exceed in the aggregate 177,000 shares of Common Stock. Such shares may be authorized and unissued shares or treasury shares. Except as otherwise provided herein any shares which are awarded and subsequently forfeited will again be available under the Plan.




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5.       PARTICIPANTS

Participants will be selected by the Committee, after considering recommendations by Company officers, from among those key employees whose decisions, actions and counsel significantly impact the profitability of the Company. Directors of the Company who are not otherwise officers or employees of the Company will not be eligible to participate in the Plan.


6.       AWARDS

Awards under the Plan will be in the form of shares of Common Stock, restricted as to transfer and subject to forfeiture, and will be evidenced by restricted stock agreements in such form and not inconsistent with the Plan as the Committee will approve from time to time, which agreements will contain in substance the following terms and conditions:


         (A)      RESTRICTION PERIOD

Excepting the conditions set forth in paragraphs (f) and (g) of this section, shares awarded pursuant to the Plan will vest in five years from their issue date. However, the Committee shall have the discretion to permit an acceleration of the expiration of the applicable restriction periods with respect to any part of all of the shares awarded to a participant, but in no event will the shares awarded under the plan vest for a minimum period of one year following any award.


         (B)      RESTRICTIONS UPON TRANSFER

Shares awarded under the Plan, and the right to vote such shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, except as herein provided, during the restriction period applicable to such shares. Notwithstanding the foregoing, and except as otherwise provided in the Plan, the participant shall have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote such shares.


           (C)    CERTIFICATES

Each certificate issued in respect of shares awarded to a participant will be deposited with the Company, or its designee, and will bear the following legend:



                  "This certificate and the shares of stock represented hereby are subject to the terms and conditions (including risk of forfeiture and restrictions against transfer) contained in the Graff Pay-Per-View Inc. 1995 Restricted Stock Incentive Plan and in an agreement entered into between the registered owner and Graff Pay-Per-View Inc. ("Agreement"). Release from such terms and conditions will apply only in accordance with the provisions of the Plan and Agreement, a copy of each of which is on file in the office of the Secretary of Graff Pay-Per-View Inc."


         (D)      LAPSE OF RESTRICTIONS

The Agreement will specify the terms and conditions upon which any restrictions upon any shares awarded under the Plan shall lapse, as determined by the Committee. Upon the lapse of such restrictions, shares of Common Stock, free of any restrictive legend (other than any legend required under pertinent securities laws, rules and regulations) will be issued to the participant or his legal representative. The Committee may, in its sole discretion, and subject to such terms and conditions as it deems appropriate, provide for the repurchase of shares by the Company upon the lapse of restrictions thereon. The price to be paid by the Company for the repurchase of any shares will be the fair market value of the shares repurchased. Should it decide to repurchase any shares, the Company shall notify the participant of the number of shares to be repurchased not less than 15 days prior to the date on which restrictions lapse as to any such shares. For purposes of the Plan, "fair market value" will be defined as the closing price of GPPV's Common Stock if listed on a national securities exchange including Nasdaq National Market or the mean between the closing bid and offered prices on the Nasdaq Small Cap Market or any other market system, on the last business day on which the stock was traded prior to the day restrictions upon the repurchased shares lapsed.


         (E)      TERMINATION PRIOR TO LAPSE OF RESTRICTIONS

If the Company terminates a participant's employment prior to the lapse of restrictions applicable to any shares awarded to such participant, all shares which are still subject to unlapsed restrictions shall be repurchased by the Company at a price equal to the par value of such shares, and neither the participant nor any successors, heirs, assigns or personal representatives of such participant will thereafter have any further rights or interest in such shares.


         (F)      EARLY TERMINATION OF RESTRICTIONS

Notwithstanding any restriction provided for in this Plan or any Agreement hereunder, the restrictions on the shares will lapse on a prorated basis for any shares awarded to a participant who dies or becomes disabled. The proration will be determined by a fraction with a numerator equal to the number of full months elapsed from the date of any award to the date at death or disability and a denominator equal to the total number of months of the vesting period as originally contemplated under the award.




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         (G)      CHANGE IN CONTROL

Notwithstanding anything to the contrary in the Plan or any Agreement hereunder, if there is a Change in Control of GPPV, as hereinafter defined, all restrictions on shares awarded under this Plan will lapse immediately and, subject to paragraph 6(d) hereto, all such shares (other than any legend required under pertinent securities laws, rules and regulations) will be issued promptly to the participant or his legal representative. A "Change in Control" will be deemed to have occurred only if the participant's employment by the Company is terminated within 12 months of the occurrence of any of the following: (i) a majority of GPPV's Common Stock is acquired by a person or group of persons acting in concert during any 12 month period, (ii) at least 20 % of GPPV's Common Stock is acquired by a person or group of persons acting in concert during any 12 month period and a majority of the members of GPPV's Board of Directors are replaced by directors not endorsed by the prior Board members, or (iii) substantially all of the Company's assets are acquired by a person or group of persons acting in concert during any 12 month period.


7.       GENERAL RESTRICTIONS

If at any time the Committee determines that (i) the listing, registration or qualification of the shares of Common Stock subject or related to any securities exchange or under any state or federal law; (ii) the consent or approval of any government regulatory body; or (iii) an agreement by an award recipient with respect to the disposition of shares of Common Stock, is desirable as a condition of such award, such award may not be made until such matters are attended to in a manner deemed acceptable by the Committee. Furthermore, each award under the Plan will be subject to the participant's submission of an investment letter deemed satisfactory by the Company and its counsel.


8.       RIGHTS TO TERMINATE EMPLOYMENT

Nothing in the Plan or in any agreement entered into pursuant to the Plan will confer upon any participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such participant.


9.       WITHHOLDING

Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy all federal, state and/or local withholding tax requirements prior to the delivery of any certificate(s) for such shares.




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10.      NON-UNIFORM DETERMINATIONS

The Committee's determinations under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such award, the terms and provisions of such awards and the agreements evidencing same) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.


11.      ADJUSTMENTS

If there is any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, tender offer, exchange of shares or the like, the Committee shall adjust the number of shares which may be issued under the Plan and in the Committee's sole and absolute discretion, shall provide for the equitable adjustment of any shares for the protection of, outstanding awards still subject to restrictions under this Plan. If GPPV is reorganized, consolidated or merged with another corporation, or if all or substantially all of the assets of GPPV are sold or exchanged, the holder of any shares issued hereunder, which are still subject to restrictions under this Plan, at the time of the occurrence of such a corporate event, shall then be entitled to receive the same amount of property, cash or securities as he would have been entitled to receive upon the occurrence of such event as if such restrictions did not exist, provided, however, that such property, cash or securities shall continue to be subject to the same restrictions as provided under this Plan, it being understood that unless otherwise specifically approved by the Committee, such change shall not eliminate, alter or otherwise effect any of the restrictions hereunder, which restrictions shall continue to apply to any such exchanged shares, property or cash.


12.      EFFECT ON OTHER PLANS

Participation in this Plan will not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company and awards pursuant to this Plan will not be used in determining the benefits or level of benefits, to be provided under any other plan of the Company, unless specifically provided otherwise.


13.      AMENDMENT

The Committee may discontinue or amend the Plan at any time, except that without stockholder approval, the Committee may not increase the maximum number of shares which may be issued under the Plan (other that increases pursuant to paragraph 11 hereof) nor extend the duration of the Plan. The termination or any modification or amendment of the Plan will not, without the consent of a participant, affect his rights under an award previously granted.


14.      EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan will become effective when adopted by the Board of Directors, but no shares awarded under the Plan will vest unless and until the Plan is approved by the Company's stockholders. If such approval is not obtained within 18 months after the date of the Board's adoption of the Plan, then any award previously made under the Plan will terminate and no further awards will be made. Subject to such limitation, restricted stock may be awarded under the Plan at any time after the effective date and before the date fixed herein for termination of the Plan. Unless sooner terminated in accordance with Section 6 hereof, the Plan will terminate upon the earlier of (i) the tenth anniversary of the date of its adoption by the Board of Directors or (ii) the date on which all shares available for issuance under the Plan are issued pursuant thereto and fully vested.


15.      LIABILITY OF THE COMPANY

The Company's liability under this Plan and any sale made hereunder is limited to the obligations set forth with respect to such sale and nothing in this Plan will be construed to impose any liability on the Company in favor of the purchaser with respect to any loss, cost, or expense which the purchaser may incur in connection with, or arising out of, any transaction in connection therewith.